EMPLOYMENT AGREEMENT

Diabetex International, Corp. (DI), the employer and Benjamin B. Weisman
(BBW), the employee enter into this contract for a twelve month period commencing on the signing by both parties.

BBW will assume the position of chief executive officer (CEO of DI) and be solely responsible for performing or delegating the following:

   1. Hiring, dismissing and establishing the compensation package of all employees, consultants and independent contractors. Legal counsel and accounting firms may be changed by the Board of Directors or shareholders at the recommendation of the CEO.

   2. Establishing and supervising all strategic long term planning and budget preparation.

   3. Recommending and reviewing numbers to both the Board of Directors and the advisory board.

   4.  To be the sole signatory of any corporate accounts.

   5.  To approve any contract which might affect the operations of DI.

   6.  To interact with the "Investment Community".

   7. Perform those functions necessary to properly supervise and administer the operations of the business, including the miniturization and testing of non-invasive devices as the primary focus , along with marketing and establishing a business model for the metabolic activation clinics and commercializing the Hamilton-May pump.

In additon, BBW will become a member of the Board of Directors.

BBW will receive compensation of $60,000 and 132,000 shares of DI stock. The stock may be granted through stock option or given directly to BBW or is disignate. The determination as to the amount of payment and its form (notes or cash) for the options, or the exercise thereof, within the terms of the options will be made by BBW. The company's securities counsel along with Board will review and alter, with consent of BBW, any terms deemed to be violative applicable rules and regulations. [All shares bear (sic)
"piggy back" registration rigts. /s/PRB /s/ BBW]

BBW will, at his option assume the position of chairman of the board within a six month period from signing this contract. Additional time and responsibilities as chairman will be required. For this BBW will receive a 50% increase in his compensation as CEO from the time he assumes the chairmanship.

DI warrants that it has a minimum and $350,000 in cash and no liability or contingent liabilities exist that would reduce the $350,000 cash position except for the current day to day operational expenses included on an ongoing basis.

Directors and Officers liability insurance that is approved by BBW will be obtained by DI and maintained during the term of this agreement.

Di will defend BBW from any claim arising from execution of his duties hereunder. DI will pay any related costs not covered by insurance.

If for any reason other than malfeasant (sic) or criminal action, the contract is terminated such as mergers or corporate combinations resulting in the alteration of this contract BBW is to receive in full 12 months compensation as stated in this contract.

Any disputes arising form this contract will be submitted to the New York State Arbitration Board and their decision will be binding on both parties.


/s/ Benjamin B. Weisman                      04/14/00
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Benjamin B Weisman                    Date:

/s/ Philip R. Bloomquist                     04/14/00
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Diabetex International, Corp.
Philip R. Bloomquist
Board Chairman